Exhibit 6

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 18, 2022, by and between Holley Parent Holdings, LLC (the “Seller”) and P2 Capital Master Fund I, LP (the “Buyer”).

RECITALS

WHEREAS, the Seller holds 2,000,000 shares of Common Stock (the “Shares”).

WHEREAS, the Seller desires to sell the Shares and the Buyer desires to purchase the Shares from the Seller on the terms and conditions hereinafter set forth, pursuant to a resale registered under the Securities Act of 1933, as amended (the “Act”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and conditions set forth below, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller, each intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of HLLY.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HLLY US EQUITY” in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Final VWAP” means an amount equal to (a) the sum of the Daily VWAP for each Trading Day during the Measurement Period, divided by (b) the number of Trading Days in the Measurement Period.

“HLLY” means Holley Inc.

“Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had a materially adverse effect on the business, assets, financial condition or results of operations of HLLY and its subsidiaries, taken as a whole; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions, provided that a material worsening or escalation of the current conflict between the Russian Federation and Ukraine, including the expansion of the conflict to another jurisdiction, shall be a Material Adverse Effect; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (iv) changes or proposed changes in law, regulations or interpretations thereof or decisions by courts or any governmental authority first announced after the date of this Agreement; (v) changes or proposed changes in generally accepted accounting principles in the United States as in effect from time to time (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which HLLY operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; or (x) any action taken by, or at the written request of, the Buyer or any actions required to be taken by law; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects HLLY and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as HLLY and its subsidiaries, then such disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred.

“Measurement Period” means the period commencing on and including March 3, 2022, through and including the Trading Day immediately preceding the Closing Date.

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

2.	PURCHASE AND SALE OF THE SHARES.

(a) Purchase and Sale of the Shares. At the Closing, the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, the Shares at an aggregate purchase price (the “Purchase Price”) equal to (a) the lesser of (x) $13.00 and (y) 93% of the product of the Final VWAP multiplied by (b) 2,000,000.

(b) Closing.

(i) The closing (the “Closing”) for the purchase and sale of the Shares shall take place at 10:00 a.m. New York City time on March 22, 2022, at the offices of the Seller, or such other date or place as is mutually agreed upon by the Seller and the Buyer (the date on which the Closing actually occurs is referred to herein as, the “Closing Date”).

(ii) On the Closing Date, (A) the Seller will, against payment of the Purchase Price by the Buyer, instruct HLLY’s transfer agent to credit the Shares to the account or accounts designated by the Buyer, and (B) the Buyer will deliver the Purchase Price to the Seller by wire transfer of immediately available funds to the account or accounts designated by the Seller.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) Power and Authority to Transfer. The Seller (i) is the sole record and beneficial owner of the Shares, (ii) has the full right, power and authority to enter into this Agreement and (iii) will have, on the Closing Date (assuming the satisfaction of the conditions set forth in Section 5(c) and Section 6(d) hereto), full right, power and authority to sell, assign, transfer and deliver all right, title and interest to the Shares free and clear of all liens or encumbrances to the Buyer (other than any liens or encumbrances that may arise under federal securities laws as a result of the Buyer’s ownership of Common Stock other than the Shares). All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement, the sale of the Shares and the performance of all of the Seller’s obligations hereunder has been taken. This Agreement, when executed and delivered by the Seller, shall constitute a valid and binding obligation of the Seller.

(b) Compliance with Other Instruments. The execution, delivery and performance under, and compliance by, the Seller with all of the terms and transactions set forth under this Agreement, including, without limitation, the sale of the Shares, do not and will not result in a violation of or be in conflict with, or constitute a default under, any instrument, judgment, order, writ, decree or contract to which the Seller is a party or by which it is bound, or, to its knowledge (and assuming the satisfaction of the conditions set forth in Section 5(c) and Section 6(d) hereto), of any provision of any federal or state statute, rule or regulation which is, to the Seller’s knowledge, applicable to the Seller.

(c) Registration. The Shares are covered by, and are offered and will be resold by the Seller to the Buyer under, Amendment No. 2 (defined below).

(d) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3, the Seller has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of the Seller. For the avoidance of doubt, nothing in this Agreement shall constitute a representation or warranty by the Seller regarding HLLY or any other person, including any representation or warranty as to the accuracy or completeness of any information regarding HLLY furnished or made available to the Buyer and its representatives or as to the future revenue, profitability or success of HLLY.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Power and Authority. The Buyer has all requisite power to (i) execute and deliver this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, the Buyer enforceable in accordance with its terms; (ii) purchase the Shares from the Seller; and (iii) carry out and perform its obligations under the terms of this Agreement. All action on the part of the Buyer necessary for the authorization, execution, delivery and performance of this Agreement by the Buyer and the performance of the Buyer’s obligations hereunder, including the purchase of the Shares from the Seller has been taken. This Agreement, when executed and delivered by the Buyer, shall constitute a valid and binding obligation of the Buyer.

(b) Compliance with Other Instruments. The execution, delivery and performance under, and compliance by, the Buyer with all of the terms and transactions set forth under this Agreement, including, without limitation, the purchase of the Shares, do not and will not result in a violation of or be in conflict with, or constitute a default under, any instrument, judgment, order, writ, decree or contract to which the Buyer is a party or by which it is bound, or, to its knowledge (and assuming the satisfaction of the conditions set forth in Section 5(c) and Section 6(d) hereto), of any provision of any federal or state statute, rule or regulation which is, to the Buyer’s knowledge, applicable to the Buyer.

(c) Investment.

(i) The Buyer (A) has received a copy of HLLY’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2021 (the “Registration Statement”), as amended by that certain post-effective amendment No. 1 to the Registration Statement, as filed with the SEC on February 4, 2022, as further amended by that certain post-effective amendment No. 2 (“Amendment No. 2”) to the Registration Statement filed with the SEC on March 15, 2022 (together with the documents incorporated by reference in each of the foregoing and each prospectus supplement thereto filed with the Commission, in each case, as of the date hereof, the “SEC Documents”); (B) understands and accepts that the Shares to be purchased by it pursuant to this Agreement involve risk, including those described or incorporated by reference in the SEC Documents, which the Buyer has read and understands, and (C) has made an independent decision to acquire the Shares based on the information available to the Buyer in the SEC Documents.

(ii) None of the Seller or any of their respective affiliates, representatives, officers, employees, agents or controlling persons have provided any investment advice or rendered any opinion to the Buyer as to whether the transaction contemplated hereby is prudent or suitable. The Buyer further acknowledges that it has consulted its own tax advisors.

(d) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4, neither the Buyer nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Buyer. The Buyer has made its investment decision based on its own knowledge and independent investigation of HLLY and based upon the information in the SEC Documents, without regard to anything the Seller has said or not said and the Buyer has relied only on the specific representations contained in this Agreement and on the information contained in the SEC Documents and expressly disclaims reliance on representations not explicitly contained herein or therein.

5.	CONDITIONS OF THE BUYER’S OBLIGATIONS.

The obligations of the Buyer to purchase the Shares from the Seller under this Agreement are subject to the fulfillment, or waiver by the Buyer, on or before the Closing of each of the following conditions:

(a) The representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

(b) The Seller shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) An effective registration statement relating to the resale of the Shares by the Seller shall be in place and shall not be suspended from use (whether by HLLY or pursuant to a stop order issued under the Act).

(d) No Material Adverse Effect shall have occurred since the date of this Agreement.

6.	CONDITIONS TO THE SELLER’S OBLIGATIONS.

The obligations of the Seller to sell the Shares to the Buyer under this Agreement are subject to the fulfillment, or waiver by Seller, on or before the Closing of each of the following conditions:

(a) The Buyer shall have delivered the Purchase Price to the Seller for the Shares in accordance with Section 2.

(b) The representations and warranties of the Buyer contained in Section 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

(c) The Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(d) An effective registration statement relating to the resale of the Shares by the Seller shall be in place and shall not be suspended from use (whether by HLLY or pursuant to a stop order issued under the Act).

7.	TERMINATION

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by the mutual written consent of the Seller and the Buyer;

(ii) by the Seller, if (A) a material breach of any provision of this Agreement has been committed by the Buyer and such breach has not been cured by the Buyer or waived by the Seller or (B) the Closing shall not have been consummated on or prior to March 23, 2022 (the “Drop Dead Date”), unless such failure to consummate the Closing by the Drop Dead Date is principally caused by a material breach by the Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) by the Buyer, if (A) a material breach of any provision of this Agreement has been committed by the Seller and such breach has not been cured by the Seller or waived by the Buyer or (B) the Closing shall not have been consummated on or prior to the Drop Dead Date, unless such failure to consummate the Closing by the Drop Dead Date is principally caused by a material breach by the Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iv) by either the Seller or the Buyer, by giving written notice to the other, if the Daily VWAP for the Trading Day immediately preceding the Closing Date is (A) less than $13.00 per share of Common Stock or (B) greater than $17.00 per share of Common Stock.

(b) Upon termination of this Agreement, the rights and obligations of the parties under this Agreement shall immediately cease and this Agreement shall have no further force or effect.

8.	MISCELLANEOUS

(a) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of each party hereto and shall be binding upon each party’s successors and assigns.

(b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties agree that any action brought by any party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal courts located in the State of Delaware.

(c) Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate the transaction contemplated by this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(d) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOLLEY PARENT HOLDINGS, LLC

By:	/s/ Owen Basham
Name: Owen Basham
Title: Vice President and Secretary

P2 CAPITAL MASTER FUND I, LP

By:	/s/ Claus Moller
Name: Claus Moller
Title: Managing Partner

[Signature Page to Share Purchase Agreement]